Exhibit 10.25

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to the Consulting Agreement between Tonix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Lederman & Co., LLC (the “Consultant”) dated as of June 4, 2010, as amended by the letter agreement dated December 9, 2010 (as so amended, the “Agreement”), is dated as of March 30, 2012 (the “Amendment”).

WHEREAS, the parties hereto desire to amend the terms of the Agreement as set forth below with retroactive effect to July 27, 2011.

NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. Unless otherwise set forth in this Amendment, all capitalized terms shall have the meanings ascribed to them in the Agreement.

2.          Amendment.

2.1          Subsection (b) of Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following paragraph:

“In addition to the equity issued in accordance with Section 3(a), except as otherwise provided below, from August 1, 2011 through the end of the Consulting Period, the Consultant’s compensation shall be One Hundred Twenty-Seven Thousand Dollars ($127,000) per annum (the “Consulting Fees”). Consulting Fees shall be payable in monthly installments. In the event, and upon the consummation of the PIPE financing contemplated by the term sheet attached hereto as Exhibit A, the annual Consulting Fees shall be increased to Two Hundred Fifty Thousand Dollars ($250,000).”

3.          Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York.

4.          Severability. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.          Effect of Amendment. This Amendment shall be deemed to have become effective as of July 27, 2011. The parties hereby agree and acknowledge that except as provided in this Amendment, the Agreement remains in full force and effect and has not been modified or amended in any other respect, it being the intention of the parties hereto that this Amendment and the Agreement be read, construed and interpreted as one and the same instrument.

6.          Counterparts. This Amendment may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.          Further Assurances. In the event that any further action is necessary or desirable to carry out the purposes of this Amendment in a manner consistent with this Amendment and the Agreement, each of the parties will take such further action as the requesting party may reasonably request.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 30, 2012.

TONIX PHARMACEUTICALS, INC.

By:	/s/ BENJAMIN SELZER
Name: Benjamin Selzer
Title:

LEDERMAN & CO., LLC

By:	/s/ SETH LEDERMAN
Name: Seth Lederman
Title: Managing Member

Exhibit A